Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT John Chattaway, Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Announces Retirement of Group President Steven Lessack

HOUSTON (September 6, 2024) – Stewart Information Services Corporation (NYSE-STC) today announced the planned retirement of Steve Lessack, Group President, effective at the end of the year. Lessack joined Stewart in 1995, serving as Group President since 2019.

“When I joined Stewart in 2019, I asked Steve to stay on to lead our Direct Operations, National Commercial Services and International Operations,” said Fred Eppinger, Stewart CEO. “Over the past five years I have leaned on Steve’s experience as he has been a steady and reliable cornerstone to our largest revenue generating operations. Under his guidance and leadership, we have brought in top-tier talent to help lead each of these endeavors, strengthening Stewart across these business lines.”

In April of 2023, Stewart announced that Ryan Swed had been promoted to the role of Head of U.S. Direct Operations, taking over the company’s largest business operation, and Erin Sheckler had been promoted to the role of Head of National Commercial Services, both reporting up through Lessack.

“Ryan and Erin have done a tremendous job leading this past year and a half, especially in this difficult market, and on the international side, Marco Polsinelli will now oversee International Operations while continuing to lead our Canadian Operations,” continued Eppinger. “Steve was the driving force behind opening Stewart’s Canadian Operations in 1997 and responsible for our successful expansion outside of the U.S. We will miss Steve’s leadership and 35-plus years of expertise, but he has put in place a team that is highly regarded in our industry and well-positioned for continued growth and success.”

About Stewart
Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

ST-IR

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